             Filer: MORGAN STANLEY SELECT EQUITY TRUST

      MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-3

                 Investment Company Act No. 811-5065

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                              FORM S-6


For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2.

        A.        Exact name of Trust:

                  MORGAN STANLEY SELECT EQUITY TRUST
                  MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-3

        B.        Name of Depositor:

                  MORGAN STANLEY DW INC.

        C.        Complete address of Depositor's principal executive office:

                  MORGAN STANLEY DW INC.
                  Two World Trade Center
                  New York, New York  10048

        D.        Name and complete address of agents for service:

                  MR. MICHAEL D. BROWNE
                  MORGAN STANLEY DW INC.
                  Unit Trust Department
                  Two World Trade Center - 59th Floor
                  New York, New York  10048

                  Copy to:

                  KENNETH W. ORCE, ESQ.
                  CAHILL GORDON & REINDEL
                  80 Pine Street
                  New York, New York  10005

        E.        Total and amount of securities being registered:

                  An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

        F. Proposed maximum offering price to the public of the securities being registered:

                  Indefinite

        G.        Amount of filing fee:

                  N/A

        H.        Approximate date of proposed sale to public:

                  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------



                       MORGAN STANLEY SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-3

                              Cross Reference Sheet

                    Pursuant to Rule 404(c) of Regulation C
                       under the Securities Act of 1933

                 (Form N-8B-2 Items required by Instruction 1
                         as to Prospectus on Form S-6)

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus

     I.  ORGANIZATIONAL AND GENERAL INFORMATION

 1.  (a)  Name of Trust                ) Front Cover
     (b)  Title of securities issued   )

 2.  Name and address of Depositor     ) Table of Contents

 3.  Name and address of Trustee       ) Table of Contents

 4.  Name and address of principal     ) Table of Contents
     Underwriter                       )

 5.  Organization of Trust             ) Introduction

 6.  Execution and termination of In-  ) Introduction; Amend-
     denture                           ) ment and Termination
                                       ) of the Indenture

 7.  Changes of name                   ) Included in Form
                                       ) N-8B-2

 8.  Fiscal Year                       ) Included in Form
                                       ) N-8B-2

 9.  Litigation                        ) *



____________________

*  Not applicable, answer negative or not required.

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


II.  GENERAL DESCRIPTION OF THE TRUST
          AND SECURITIES OF THE TRUST

10.  General Information regarding     )
     Trust's Securities and Rights of  )
     Holders                           )

     (a)  Type of Securities           ) Rights of Unit Hold-
          (Registered or Bearer)       ) ers

     (b)  Type of Securities           ) Administration of the
          (Cumulative or Distribu-     ) Trust-Distribution

          tive)                        )

     (c)  Rights of Holders as to      ) Redemption; Public
          withdrawal or redemption     ) Offering of Units-
                                       ) Secondary Market

     (d)  Rights of Holders as to      ) Public Offering of
          conversion, transfer, par-   ) Units-Secondary Mar-
          tial redemption and similar  ) ket; Exchange Option;
          matters                      ) Redemption; Rights of

                                       ) Unit Holders-Certifi-
                                       ) cates

     (e)  Lapses or defaults with re-  ) *
          spect to periodic payment    )
          plan certificates            )

     (f)  Voting rights as to Securi-  ) Rights of Unit
          ties under the Indenture     ) Holder-Certain Limi-
                                       ) tations; Amendment
                                       ) and Termination of
                                       ) the Indenture

     (g)  Notice to Holders as to      )
          change in                    )

          (1)  Composition of assets   ) Administration of the
               of Trust                ) Trust-Reports to Unit
                                       ) Holders; The Trust-
                                       ) Summary Description
                                       ) of the Portfolios
                                       )
          (2)  Terms and Conditions    ) Amendment and Termi-
               of Trust's Securities   ) nation of the Inden-
                                       ) ture



____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus



          (3)  Provisions of Inden-    ) Amendment and Termi-
               ture                    ) nation of the Inden-
                                       ) ture

          (4)  Identity of Depositor   ) Sponsor; Trustee
               and Trustee             )

     (h)  Security Holders Consent     )
          required to change           )

          (1)  Composition of assets   ) Amendment and Termi-
          of Trust                     ) nation of the Inden-

                                       ) ture

          (2)  Terms and conditions    ) Amendment and Termi-
          of Trust's Securities        ) nation of the Inden-
                                       ) ture

          (3)  Provisions of Inden-    ) Amendment and Termi-
          ture                         ) nation of the Inden-
                                       ) ture

          (4)  Identity of Depositor   ) *
          and Trustee                  )

     (i)  Other principal features of  ) Cover of Prospectus;
          the Trust's Securities       ) Tax Status

11.  Type of securities comprising     ) The Trust-Summary De-
     units                             ) scription of the
                                       ) Portfolios; Objec-
                                       ) tives and Securities
                                       ) Selection; The Trust-
                                       ) Special Considera-
                                       ) tions

12.  Type of securities comprising     ) *
     periodic payment certificates     )

13.  (a)  Load, fees, expenses, etc.   ) Summary of Essential
                                       ) Information; Public
                                       ) Offering of Units-
                                       ) Public Offering
                                       ) Price;-Profit of
                                       ) Sponsor;-Volume Dis-
                                       ) count; Expenses and
                                       ) Charges

     (b)  Certain information regard-  ) *
          ing periodic payment cer-    )
          tificates                    )


____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


     (c)  Certain percentages          ) Summary of Essential
                                       ) Information; Public
                                       ) Offering of Units-
                                       ) Public Offering
                                       ) Price; -Profit of
                                       ) Sponsor;-Volume Dis-
                                       ) count

     (d)  Price differentials          ) Public Offering of
                                       ) Units-Public Offering
                                       ) Price

     (e)  Certain other loads, fees,   ) Rights of Unit Hold-
          expenses, etc. Payable by    ) ers-Certificates
          holders                      )

     (f)  Certain profits receivable   ) Redemption-Purchase
          by depositor, principal un-  ) by the Sponsors of
          derwriters, trustee or af-   ) Units Tendered for
          filiated persons             ) Redemption

     (g)  Ratio of annual charges to   ) *
          income                       )

14.  Issuance of trust's securities    ) Introduction; Rights
                                       ) of Unit Holders-
                                       ) Certificates

15.  Receipt and handling of payments  ) Public Offering of
     from purchasers                   ) Units-Profit of Spon-
                                       ) sor

16.  Acquisition and disposition of    ) Introduction; Amend-
     underlying securities             ) ment and Termination
                                       ) of the Indenture; Ob-
                                       ) jectives and Securi-
                                       ) ties Selection; The
                                       ) Trust-Summary De-
                                       ) scription of the
                                       ) Portfolio; Sponsor-
                                       ) Responsibility

____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


17.  Withdrawal or redemption          ) Redemption; Public
                                       ) Offering of Units-Sec-
                                       ) ondary Market

18.  (a)  Receipt and disposition of   ) Administration of the
          income                       ) Trust; Reinvestment
                                       ) Programs

     (b)  Reinvestment of distribu-    ) Reinvestment Programs
          tions                        )

     (c)  Reserves or special fund     ) Administration of the
                                       ) Trust-Distribution

     (d)  Schedule of distribution     ) *

19.  Records, accounts and report      ) Administration of the
                                       ) Trust-Records and Ac-
                                       ) counts;-Reports to
                                       ) Unit Holders

20.  Certain miscellaneous provisions  ) Amendment and Termi-
     of trust agreement                ) nation of the Inden-
                                       ) ture; Sponsor-
                                       ) Limitation on Liabil-
                                       ) ity-Resignation;
                                       ) Trustee-Limitation on
                                       ) Liability-Resignation

21.  Loans to security holders         ) *

22.  Limitations on liability of de-   ) Sponsor, Trustee;
     positor, trustee, custodian,      ) Evaluator-Limitation
     etc.                              ) on Liability

23.  Bonding arrangements              ) Included in Form N-
                                       ) 8B-2

24.  Other material provisions of      ) *
     trust agreement                   )


____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


     III.  ORGANIZATION PERSONNEL AND
           AFFILIATED PERSONS OF DEPOSITOR

25.  Organization of Depositor         ) Sponsor

26.  Fees received by Depositor        ) Expenses and Charges -
                                       ) fees; Public Offering
                                       ) of Units-Profit of

                                       ) Sponsor

27.  Business of Depositor             ) Sponsor and Included
                                       ) in Form N-8B-2

28.  Certain information as to offi-   ) Included in Form
     cials and affiliated persons of   ) N-8B-2
     Depositor                         )

29.  Voting securities of Depositor    ) Included in Form
                                       ) N-8B-2

30.  Persons controlling Depositor     ) *

31.  Compensation of Officers and Di-  ) *
     rector of Depositor               )

32.  Compensation of Directors of De-  ) *
     positor                           )

33.  Compensation of employees of De-  ) *
     positor                           )

34.  Remuneration of other persons     ) *
     for certain services rendered to  )
     trust

     IV.  DISTRIBUTION AND REDEMPTION OF SECURITIES

35.  Distribution of trust's securi-   ) Public Offering of
     ties by states                    ) Units-Public Distri-
                                       ) bution

36.  Suspension of sales of trust's    ) *
     securities                        )

37.  Revocation of authority to dis-   ) *
     tribute                           )


____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


38.  (a)  Method of distribution       ) Public Offering of
     (b)  Underwriting agreements      ) Units
     (c)  Selling agreements           )

39.  (a)  Organization of principal    ) Sponsor
          underwriter                  )
     (b)  N.A.S.D. membership of       )
          principal underwriter        )

40.  Certain fees received by princi-  ) Public Offering of
     pal underwriter                   ) Units-Profit of Spon-
                                       ) sor

41.  (a)  Business of principal un-    ) Sponsor
          derwriter                    )
     (b)  Branch offices of principal  ) *
          underwriter                  )
     (c)  Salesman of principal un-    ) *
          derwriter                    )

42.  Ownership of trust's securities   ) *
     by certain persons                )

43.  Certain brokerage commissions     ) *
     received by principal under-      )
     writer                            )

44.  (a)  Method of valuation          ) Public Offering of
                                       ) Units
     (b)  Schedule as to offering      ) *
          price                        )
     (c)  Variation in offering price  ) Public Offering of
          to certain persons           ) Units-Volume Dis-
                                       ) count; Exchange op-
                                       ) tion

45.  Suspension of redemption rights   ) *

46.  (a)  Redemption valuation         ) Public Offering of
                                       ) Units-Secondary Mar-
                                       ) ket; Redemption
     (b)  Schedule as to redemption    ) *
          price                        )


____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


47.  Maintenance of position in un-    ) See items 10(d), 44
     derlying securities               ) and 46

     V. INFORMATION CONCERNING THE
        TRUSTEE OR CUSTODIAN

48.  Organization and regulation of    ) Trustee
     Trustee                           )

49.  Fees and expenses of Trustee      ) Expenses and Charges

50.  Trustee's lien                    ) Expenses and Charges

     VI.  INFORMATION CONCERNING INSURANCE OF
          HOLDERS OF SECURITIES

51.  (a)  Name and address of Insur-   ) *
          ance Company                 )
     (b)  Type of policies             ) *
     (c)  Type of risks insured and    ) *
          excluded                     )
     (d)  Coverage of policies         ) *
     (e)  Beneficiaries of policies    ) *
     (f)  Terms and manner of cancel-  ) *
          lation                       )
     (g)  Method of determining pre-   ) *
          miums                        )
     (h)  Amount of aggregate premi-   ) *
          ums paid                     )
     (i)  Persons receiving any part   ) *
          of premiums                  )
     (j)  Other material provisions    ) *
          of the Trust relating to     )
          insurance                    )

     VII.  POLICY OF REGISTRANT

52.  (a)  Method of selecting and      ) Introduction Objec-
          eliminating securities from  ) tives and Securities
          the Trust                    ) Selection; The Trust-
                                       ) Summary Description
                                       ) of the Portfolio
                                       ) Sponsor-Responsi-
                                       ) bility

     (b)  Elimination of securities    ) *
          from the Trust               )


____________________

*  Not applicable, answer negative or not required

Form N-8B-2                              Form S-6
Item Number                              Heading in Prospectus


     (c)  Substitution and elimina-    ) Introduction Objec-
          tion of securities from the  ) tives and Securities
          Trust                        ) Selection; Sponsor-
                                       ) Responsibility;

     (d)  Description of any funda-    ) *
          mental policy of the Trust   )

53.  Taxable status of the Trust       ) Cover of Prospectus;
                                       ) Tax Status

     VIII.  FINANCIAL AND STATISTICAL INFORMATION

54.  Information regarding the         ) *
     Trust's past ten fiscal years     )

55.  Certain information regarding     ) *
     periodic payment plan certifi-    )
     cates                             )

56.  Certain information regarding     ) *
     periodic payment plan certifi-    )
     cates                             )

57.  Certain information regarding     ) *
     periodic payment plan certifi-    )
     cates                             )

58.  Certain information regarding     ) *
     periodic payment plan certifi-    )
     cates                             )

59.  Financial statements              ) Statement of Finan-
     (Instruction 1(c) to Form S-6)    ) cial Condition



____________________

*  Not applicable, answer negative or not required

                       SUBJECT TO COMPLETION JUNE 5, 2001

-------------------------------------------------------------------------------

                       MORGAN STANLEY SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-3


                            A "UNIT INVESTMENT TRUST"

-------------------------------------------------------------------------------


                  The attached final prospectus for a prior Series of Morgan Stanley Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio is hereby used as a preliminary prospectus for Morgan Stanley Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2001-3. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only.

                  Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the date of the effectiveness of the registration statement relating to Units of this Series.

                  OFFERS TO SELL OR THE SOLICITATION OF ORDERS TO BUY MAY ONLY BE MADE IN THOSE JURISDICTIONS IN WHICH THE SECURITIES OF A TRUST HAVE BEEN REGISTERED. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR TO DETERMINE WHETHER THE SECURITIES OF A PARTICULAR TRUST HAVE BEEN REGISTERED FOR SALE IN THE STATE IN WHICH THEY RESIDE.

                  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-2

                  The prospectus dated March 20, 2001, File No. 333-55202, is hereby incorporated by reference herein.


                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2001-1

                  The prospectus dated December 19, 2000, File No. 333-50794, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2000-4

                 The prospectus dated September 19, 2000, File No. 333-43322, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
            MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX PORTFOLIO 2000-3

                 The prospectus dated June 20, 2000, File No. 333-37838, is hereby incorporated by reference herein.

PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS


                       CONTENTS OF REGISTRATION STATEMENT

                  This   registration   statement  on  Form  S-6  comprises  the
following documents:

                  The facing sheet.

                  The Cross Reference Sheet.

                  The Prospectus.

                  The signatures.

     Listed below are the names and registration numbers of each previous Series of Morgan Stanley Select Equity Trust, the final prospectus for any of which is used as a preliminary prospectus for Morgan Stanley Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2001-3. These prior final prospectuses are incorporated herein by reference.


                  Morgan Stanley Dean Witter Select Equity Trust
                  Morgan Stanley High-Technology 35 Index Portfolio 2001-2 (Registration No. 333-55202)
                  Morgan Stanley Dean Witter Select Equity Trust
                  Morgan Stanley High-Technology 35 Index Portfolio 2001-1 (Registration No. 333-50794)
                  Morgan Stanley Dean Witter Select Equity Trust
                  Morgan Stanley High-Technology 35 Index Portfolio 2000-4 (Registration No. 333-43322)
                  Morgan Stanley Dean Witter Select Equity Trust
                  Morgan Stanley High-Technology 35 Index Portfolio 2000-3 (Registration No. 333-37838)



                  Written consents of the following persons:

                          Cahill Gordon & Reindel (included in Exhibit 5)

                          Grant Thornton LLP

The following Exhibits:

     ***EX-3(i)      Certificate of Incorporation of Morgan Stanley DW Inc.

     ***EX-3(ii)     By-Laws of Morgan Stanley DW Inc.

       *EX-4.1       Trust Indenture and Agreement, dated September 30, 1993.

      **EX-4.2       Draft of Reference Trust Agreement.

    ****EX-5 Opinion of counsel as to the legality of the securities being registered.

    ****EX-23.1      Consent of Independent Auditors.

    ****EX-23.2      Consent of Cahill Gordon & Reindel (included in Exhibit 5).

   *****EX-99.A(11)  Code of Ethics
---------------------------

* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, Registration number 333-96225 and as amended and filed as an exhibit to Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 98-1, Registration number 333-41785.
**        Filed herewith.
*** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2001-2, Registration number 333-55196.
****      To be filed by amendment.
*****     Incorporated by reference to exhibit of same  designation  filed with
          the  Securities  and  Exchange   Commission  as  an  exhibit  to  the
          Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration number 333-33512.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Morgan Stanley Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2001-3, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 5th day of June, 2001.

                               MORGAN STANLEY SELECT EQUITY TRUST
                               MORGAN STANLEY HIGH-TECHNOLOGY 35 INDEX
                               PORTFOLIO 2001-3
                               (Registrant)

                               By:      Morgan Stanley DW Inc.
                                        (Depositor)



                                        /s/Thomas Hines
                                        Thomas Hines
                                        Authorized Signatory

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Morgan Stanley DW Inc., the Depositor, by the following person in the following capacities and by the following persons who constitute a majority of the Depositor's Board of Directors in the City of New York, and State of New York, on this 5th day of June, 2001.

                                            MORGAN STANLEY DW INC.

Name                                       Office

Philip J. Purcell                          Chairman & Chief      )
                                           Executive Officer     )
                                           and Director**       )
Bruce F. Alonso                            Director***
Stephen S. Crawford                        Director******
James F. Higgins                           Director**
Donald G. Kempf, Jr.                       Director*****
John J. Mack                               Director****
Mitchell M. Merin                          Director*
Stephen R. Miller                          Director**
John H. Schaefer                           Director****
Robert G. Scott                            Director****
Joseph G. Siniscalchi                      Director******

                                         By:      /s/Thomas Hines
                                                  Thomas Hines
                                                  Attorney-in-fact*, **, ***,
                                                  ****, *****, ******
--------------------------

* Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 97-1, File No. 333-16839.

**         Executed  copies of  Powers of  Attorney  have  been  filed  with the
           Securities   and  Exchange   Commission   in   connection   with  the

           Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 International Series 95-1, File No. 33-56389.

*** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Post-Effective Amendment No. 1 to Form S-6 for Morgan Stanley Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 99-4, File No. 333-79905.

**** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2000-1, File No. 333-91713.

***** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust The Competitive Edge Best Ideas Portfolio Series 2000-3, File No. 333-37846.

****** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Morgan Stanley Dean
           Witter Select Equity Trust Select 5 Industrial Portfolio 2001-2,
           File No. 333-55196.

                                  Exhibit Index
                                       To
                                    Form S-6
                             Registration Statement
                        Under the Securities Act of 1933

Exhibit No.                           Document

   ***EX-3(i)       Certificate of Incorporation of Morgan Stanley DW Inc.

   ***EX-3(ii)      By-Laws of Morgan Stanley DW Inc.

     *EX-4.1        Trust Indenture and Agreement, dated September 30, 1993.

    **EX-4.2        Draft of Reference Trust Agreement.

  ****EX-5 Opinion of counsel as to the legality of the securities being registered.

  ****EX-23.1       Consent of Independent Auditors.

  ****EX-23.2       Consent of Cahill Gordon & Reindel (included in Exhibit 5).

 *****EX-99.A(11)   Code of Ethics

---------------------------

* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, Registration number 333-96225 and as amended and filed as an exhibit to Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 98-1, Registration number 333-41785.
**        Filed herewith.
*** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2001-2, Registration number 333-55196.
****      To be filed by amendment.
*****     Incorporated by reference to exhibit of same  designation  filed with
          the  Securities  and  Exchange   Commission  as  an  exhibit  to  the
          Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration number 333-33512.